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                                                                     EXHIBIT 13d


                               PURCHASE AGREEMENT


         Schwab Capital Trust (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree on the 26th day of February, 1996 as follows:

         1. The Trust hereby offers and Schwab hereby purchases 100 units of beneficial interest of each class of Series F representing interest in the two classes of the series of shares known as the Schwab S&P 500 Fund - Investor Shares and the Schwab S&P 500 Fund - e.Shares, respectively, (such 200 units of beneficial interest being hereafter collectively known as "Shares") at a price of $10.00 per Share. Schwab hereby acknowledges purchase of the Shares, and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $2,000 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

         2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. The names "Schwab Capital Trust" and "Trustees of Schwab Capital Trust" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of May 6, 1993, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Capital Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets for the Trust belonging to such series for the enforcement of any claims against the Trust.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed day and year first written above.


Attest:                                     SCHWAB CAPITAL TRUST


/s/ Christina Perrino                       By:  /s/ Stephen B. Ward
---------------------                            -------------------------------
                                            Name:    Stephen B. Ward
                                            Title:   Senior Vice President
                                                     and Chief Investment
                                                     Officer


Attest:                                     CHARLES SCHWAB & CO., INC.


/s/ Christina Perrino                       By:  /s/ William J. Klipp
---------------------                            -------------------------------
                                            Name:    William J. Klipp
                                            Title:   Senior Vice President


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